Exhibit 99.1

400 Chestnut Ridge Road	N E W S R E L E A S E
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports Second Quarter 2007 GAAP Earnings of $0.41 Per Share; Adjusted Earnings of $0.84 Per Share
•	Strong Generic Oral Contraceptive Sales

•	Strong Alliance and Development Revenue

•	PLIVA Integration Remains on Track

•	Company Reiterates Calendar 2007 Adjusted EPS Guidance of $3.00 — $3.30
Woodcliff Lake, NJ — August 8, 2007... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $45.3 million, or $0.41 per share, for the quarter ended June 30, 2007, compared to net earnings of $82.3 million, or $0.76 per share, for the same period last year. Revenues for the current quarter totaled $637 million, compared to $352 million for the same period last year. Adjusted earnings per share were $0.84 for the second quarter of 2007, compared to adjusted earnings per share of $0.93 in the prior year period. A reconciliation of GAAP-based earnings per share to adjusted earnings per share is presented in the table at the end of this press release.
For the six months ended June 30, 2007, net earnings were $56.9 million, or $0.52 per share, compared to $158.4 million, or $1.46 per share, in the prior year period. Revenues for the first six months of 2007 totaled $1.2 billion, compared to $679 million for the same period last year. Adjusted earnings per share were $1.62 for the six months ended June 30, 2007, compared to adjusted earnings per share of $1.77 in the prior year period.
“Our strong results for the quarter reflect sound contributions from both our generic and brand segments,” said Bruce L. Downey, Barr’s Chairman and Chief Executive Officer. “In addition to strong generic oral contraceptive sales, we also experienced strong performance in the U.S. proprietary business from our Plan B® emergency contraceptive and ParaGard® IUD product. Royalties related to our Allegra® agreement with Teva boosted alliance and development revenue for the quarter as well. When we look across the global business, the integration of PLIVA continues to progress well, we continued to invest in our future through $65 million in product development expenditures during the second quarter, and we initiated our direct-to-consumer marketing campaign for the SEASONIQUE® extended-cycle oral contraceptive at the beginning of the third quarter. Overall, we are very pleased with the performance of the business during the first half of 2007.”
Revenues
Generic Product Sales
Sales of the Company’s generic products increased to $487 million for the second quarter of 2007, compared to $222 million in the prior year period. For the first six months of 2007, generic product sales increased to $961 million, compared to $423 million for the prior year period. A discussion of the

Company’s generic product sales for the second quarter of 2007 compared to the prior year period is presented below.
U.S. Generic Sales
Sales of U.S. generic products totaled $296 million for the second quarter of 2007, compared to $222 million in the prior year period. The increase in sales is primarily related to the inclusion of sales from PLIVA’s U.S. product line. These products are now being sold under the Barr label. The increase also reflects strong sales of Fentanyl Citrate, a generic version of ACTIQ® that we launched in late September 2006, and higher generic oral contraceptive sales.
Sales of generic oral contraceptives, the Company’s largest single category of generic products, were $116 million for the second quarter of 2007, compared to $107 million in the prior year period. This growth is primarily related to sales of Balziva™ and Jolessa™, which the Company launched in October 2006 and September 2006, respectively, as well as to increased sales of Kariva®.
Europe and Rest of the World (“ROW”) Generic Sales
Sales of generic products in Europe and the ROW through our PLIVA subsidiary were $191 million in the second quarter of 2007. Revenues were primarily driven by sales of PLIVA products in the key markets of Germany, Croatia, Poland and Russia. Prior to the Company’s acquisition of PLIVA in October 2006, Barr did not have any product sales in Europe or the ROW.
Proprietary Product Sales
The Company’s proprietary product sales were $102 million for the second quarter of 2007, compared to $97 million in the prior year period. For the first six months of 2007, proprietary product sales were $191 million, the same as in the prior year period. For the second quarter, the $5 million increase in proprietary sales was primarily attributable to higher sales of Plan B® Over-the-Counter/Rx and Adderall® IR, both of which were launched in the quarter ended December 31, 2006, and sales of SEASONIQUE® which was launched in August 2006. These increases more than offset lower sales of our SEASONALE® extended-cycle oral contraceptive, which faced generic competition in September 2006 following the expiration of three years of market exclusivity.
Alliance and Development Revenue
During the second quarter of 2007, the Company reported alliance and development revenue of $36 million, compared to $32 million in the prior year period. For the first six months of 2007, alliance and development revenue was $62 million, down from $65 million in the prior year period. The increase for the quarter ended June 30, 2007 reflects reimbursement under the Shire agreement that was entered into in August 2006 and higher reimbursement from the Adenovirus agreement with the U.S. Department of Defense.
Other Revenue
Other revenue primarily includes revenue from non-core operations acquired in connection with the PLIVA acquisition, including the diagnostic, disinfectants, dialysis and infusions business. Other revenue totaled $12 million for the second quarter of 2007 and $22 million for the first six months of 2007.

Margins
Generic: Margins in the generic segment for the second quarter of 2007 and the first six months of 2007 were 48% and 46%, respectively, down from 65% and 65%, respectively, in the prior year periods. Generic margins for the quarter ended June 30, 2007 were negatively impacted by amortization costs arising from the PLIVA acquisition.
Proprietary: Margins in the proprietary segment for the second quarter of 2007 and the first six months of 2007 were 79% and 73%, respectively, up from 69% and 70%, respectively, in the prior year periods. Proprietary margins for the quarter ended June 30, 2007 increased primarily due to the launch of SEASONIQUE and a stronger mix of higher margin product sales.
Update on R&D Activities
Research and development investment totaled $65 million for the second quarter of 2007, compared to $36 million in the prior year period. R&D for the first six months of 2007 totaled $127 million, compared to $74 million for the prior year period. The significant increases reflect greater investment in generic and bio-generic development activities, both in the U.S. and Europe, as well as in proprietary development activities in the United States.
Generic Products
At June 30, 2007, the Company had approximately 60 Abbreviated New Drug Applications, including tentatively approved applications, pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $30 billion in sales. The Company also had approximately 230 product registrations, representing 78 molecules, pending with regulatory bodies in Europe and in the ROW.
During the second quarter of 2007, the Company received seven generic product approvals in the U.S. from the FDA, including tentative approvals, and 25 approvals, representing 23 molecules, from regulatory bodies in Europe and in the ROW.
Proprietary Products
The Company currently has an extensive proprietary clinical development program that includes six products in Phase III studies and several New Drug Applications pending at the FDA. During the quarter, the Company received two FDA approvals related to its ENJUVIA™ (synthetic conjugated estrogens, B) product.
Selling, General and Administrative
The Company’s SG&A expenses totaled $189 million during the second quarter of 2007, compared to $104 million in the prior year period. SG&A for the first six months of 2007 totaled $370 million, compared to $182 million for the prior year period. The substantial increase in SG&A for the quarter and six months ended June 30, 2007 is primarily attributable to the addition of PLIVA’s sales and marketing activities, including, but not limited to, the costs associated with approximately 1,400 sales representatives that PLIVA utilizes to promote branded generic products to physicians and pharmacists in many countries, and other general and administrative expenses associated with our worldwide operations.

Interest Expense/Income and Other Income
During the second quarter of 2007, the Company recorded $42 million of interest expense, almost all of which is related to interest on the $2.6 billion of debt incurred in connection with the PLIVA acquisition and a one-time bank fee associated with a bridge loan related to the acquisition. The Company recorded $0.3 million of interest expense in the prior year period.
During the second quarter of 2007, interest income increased by $2 million over the prior year period. This increase was primarily related to higher available balances invested during the second quarter of 2007 as compared to the prior year period, in addition to rising interest rates.
Other income in the second quarter of 2007 totaled $3.7 million and included a gain of $3.5 million relating to the unwinding of a treasury lock on a ten-year U.S. Treasury security that was used to hedge forecast interest payments.
Stock-Based Compensation
During the second quarter of 2007, the Company recorded stock-based compensation expenses of $8.1 million, or $0.05 per share. For the first six months of 2007, the Company recorded stock-based compensation expenses of $15.4 million, or $0.10 per share. The impact for the quarter and the six months ended June 30, 2007 is allocated to cost of sales, SG&A and R&D, and is reflected in the accompanying selected adjusted financial data chart.
Tax Rate
The Company’s tax rate for second quarter of 2007 was 35.5%, compared to 34.6% for the prior year period. For the first six months of 2007, the tax rate was 37.1%, compared to 34.9% for the prior year period. The increase in the reported effective tax rate is primarily due to the impact of purchase accounting adjustments related to the PLIVA acquisition, losses incurred in certain legal entities without a tax benefit and additional U.S. taxes related to the PLIVA acquisition. The increase was somewhat offset by benefits realized related to the enactment of the research and development incentive in Croatia, retroactive to the beginning of the tax year, as well as the release of certain FIN 48 tax liabilities related to audit settlements in various tax jurisdictions.
Balance Sheet
The Company’s cash, cash equivalents and marketable securities totaled approximately $767.5 million and its debt totaled $2.5 billion at June 30, 2007.
EBITDA
Earnings before interest, taxes, depreciation and amortization, including amortization of inventory step-up charges (EBITDA), for the second quarter of 2007 totaled $175 million, compared to $130 million in the prior year period. For the first six months of 2007, EBITDA totaled $331 million, compared to $269 million for the prior year period. Please see the reconciliation table at the end of this press release for the calculation of EBITDA.

2007 Financial Outlook
The Company is reiterating that it expects adjusted earnings per fully diluted share for the year ending December 31, 2007 to be in the range of approximately $3.00 — $3.30. The adjustments are discussed in the paragraph immediately below. The Company expects total revenues for 2007 to be in the range of $2.4 — $2.5 billion, including total product sales in the range of $2.3 — $2.4 billion. On the expense side, the Company now expects slightly higher R&D investment of approximately $250 — $255 million, and continues to expect SG&A expenses to be approximately $740 — $760 million.
The Company’s adjusted guidance for 2007 excludes amortization costs associated with acquired products, charges related to the step-up of inventory acquired from PLIVA, contributions from operations that the Company anticipates divesting during 2007, incremental depreciation related to the step-up of PLIVA’s assets, the tax impact related to PLIVA’s U.S. net operating losses and stock-based compensation costs. The Company’s adjusted guidance for 2007 also excludes the impact of potential patent challenge outcomes, other business development activities, and potential refinancing activities that may be completed by December 31, 2007.
Conference Call/Webcast
The Company will host a Conference Call at 8:30 AM Eastern time on Wednesday, August 8th to discuss earnings results for the quarter and six-month period ended June 30, 2007. The number to call from within the United States is: (800) 230-1059 and (612) 234-9960 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on August 8th through 11:59 PM Eastern time August 22nd, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 879946.
The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. A holding company, Barr operates through its principal subsidiaries Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d. The Barr group of companies markets more than 115 generic and 25 proprietary products in the U.S. and more than 1,200 products globally outside of the U.S.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire and implementing our new SAP enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; and other risks detailed in our SEC filings, including in our Transition Report on Form 10-K/T for the six months ended December 31, 2006.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product sales	$588,901	$319,619	$1,152,719	$613,140
Alliance and development revenue	36,423	32,049	61,544	65,369
Other revenue	11,626	—	22,065	—

Total revenues	636,950	351,668	1,236,328	678,509
Costs and expenses:
Cost of sales	277,613	107,328	580,148	205,835
Selling, general and administrative	189,364	104,303	370,229	182,460
Research and development	65,413	36,447	126,637	74,152
Write-off of acquired IPR&D	2,809	—	4,358	—

Earnings from operations	101,751	103,590	154,956	216,062
Interest income	8,133	5,734	18,755	9,947
Interest expense	41,798	289	83,567	456
Other income (expense)	3,730	16,690	4,826	17,761

Earnings before income taxes and minority interest	71,816	125,725	94,970	243,314
Income tax expense	25,520	43,471	35,245	84,964
Minority interest	(376)	—	(1,911)	—

Net earnings from continuing operations	45,920	82,254	57,814	158,350
Loss from discontinued operations, net of taxes	(575)	—	(897)	—

Net earnings	$45,345	$82,254	$56,917	$158,350

Earnings per common share — diluted:
Earnings per common share — continuing operations	$0.42	$0.76	$0.53	$1.46
Loss per common share — discontinued operations	(0.01)	—	(0.01)	—

Net earnings per common share — diluted	$0.41	$0.76	$0.52	$1.46

Weighted average shares — diluted	108,191	108,084	108,124	108,399

Stock-based compensation expense:
Cost of sales	$2,319	$1,745	$4,512	$3,757
Selling, general and administrative	4,409	3,230	8,223	6,728
Research and development	1,405	1,290	2,697	2,713

Total stock-based compensation expense	$8,133	$6,265	$15,432	$13,198

	As of	As of
Select Balance Sheet Data	6/30/07	12/31/06
Cash & cash equivalents	$203,956	$231,975
Marketable securities -Current and long-term	563,565	682,692
Accounts receivable, net	477,080	515,303
Other receivables	68,099	76,491
Inventories, net	457,776	429,592
Accounts payable & accrued liabilities	380,504	425,443
Working capital	879,339	876,106
Total assets	4,808,752	4,961,862
Total debt	2,458,612	2,677,669
Shareholders’ equity	1,604,336	1,465,228

Reconciliation of Adjusted Earnings to GAAP Earnings; EBITDA
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing the supplemental financial information contained below to reflect (1) the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the three and six months ended June 30, 2007, and (2) the calculation of EBITDA for each period presented.
Adjusted earnings per share and EBITDA are non-GAAP financial measures. The Company is providing this information, however, because it believes that such information is useful to both management and investors in that it facilitates analysis by both management and investors in evaluating the Company’s performance and trends. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.
Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in thousands, except per share amounts)

	Three Months Ended June 30, 2007						Three Months Ended June 30, 2006
	GAAP	Adjustments				Adjusted Earnings	GAAP	Adjustments		Adjusted Earnings
Revenues:
Product sales	$588,901	—				$588,901	$319,619	$—		$319,619
Alliance and development revenue	36,423	—				36,423	32,049	—		32,049
Other revenue	11,626	—				11,626	—	—		—

Total revenues	636,950	—				636,950	351,668	—		351,668
Costs and expenses:
Cost of sales	277,613	(47,440	)(b),(c),(d)			230,173	107,328	(18,681	)(b),(d)	88,647
Selling, general and administrative	189,364	(6,553	)(b),(c),(d),(f)			182,811	104,303	(25,730	)(d),(g)	78,573
Research and development	65,413	(1,552	)(b),(c),(d)			63,861	36,447	(1,290	)(d)	35,157
Write-off of acquired IPR&D	2,809	(2,809	)(e)			—	—	—		—

Earnings from operations	101,751	58,354				160,105	103,590	45,701		149,291
Interest income	8,133	—				8,133	5,734	—		5,734
Interest expense	41,798	—				41,798	289	—		289
Other income, net	3,730	—				3,730	16,690	(17,000	)(h),(i)	(310)

Earnings before income taxes and minority interest	71,816	58,354		741		130,911	125,725	28,701		154,426
Income tax expense	25,520	13,520	(j)			39,040	43,471	10,506	(j)	53,977
Minority interest	376	142		14		532	—	—		—

Net earnings from continuing operations	45,920	44,692		727	(a)	91,339	82,254	18,195		100,449
Loss from discontinued operations, net of taxes	(575)	575	(k)			—	—	—		—

Net earnings	$45,345	$45,267		$727		$91,339	$82,254	$18,195		$100,449

Basic
Earnings per common share — continuing operations	$0.43					$0.85	$0.77			$0.95
Earnings per common share — discontinued operations	$(0.01)					$—	$—			$—
Net earnings per common share — basic	$0.42					$0.85	$0.77			$0.95
Weighted average shares — basic	106,909					106,909	106,185			106,185
Diluted
Earnings per common share — continuing operations	$0.42					$0.84	$0.76			$0.93
Earnings per common share — discontinued operations	$(0.01)					$—	$—			$—
Net earnings per common share — diluted	$0.41					$0.84	$0.76			$0.93
Weighted average shares — diluted	108,191					108,191	108,084			108,084

Summary Of Adjustment Items:

	Three Months Ended June 30,
	2007	2006
(a) Net loss from operations expected to be divested, net of minority interest	(727)	—

These businesses are expected to be divested by early 2008. The Company believes adjusting GAAP earnings for these losses will allow investors to better assess our ongoing activities.

(b) Amortization and inventory step up adjustments:
Cost of sales -
Inventory step up — PLIVA	(448)	—
Inventory step up — FEI		(8,289)
PLIVA-related product amortization	(29,040)	—
Barr product amortization	(11,114)	(8,647)

Subtotal Cost of sales	(40,602)	(16,936)

Pliva — Selling, general and administrative	(281)

Pliva — Research and development	(18)	—

Total	(40,901)	(16,936)

(c) Incremental PLIVA depreciation due to purchase accounting write up of fixed assets:
Cost of sales	(4,519)	—
Selling, general and administrative	(363)	—
Research and development	(129)	—

Total	(5,011)	—

(d) Stock option expense:
Cost of sales	(2,319)	(1,745)
Selling, general and administrative	(4,409)	(3,230)
Research and development	(1,405)	(1,290)

Total	(8,133)	(6,265)

(e) Write off of acquired IPR&D associated with purchase of PLIVA equity
	(2,809)	—

(f) Litigation reserve	(1,500)	—

(g) Litigation settelement — Invamed	—	(22,500)

(h) Unrealized gain on venture fund	—	6,700

(i) Foreign currency hedge appreciation	—	10,300

(j) Adjustments to tax expense, including:
Tax impact of adjustments (A) — (I) above.	16,145	10,506
Tax (benefit) from recognition of acquired NOL	(2,625)	—

Total	13,520	10,506

(k) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of discontinued operations
Accounted for as discontinued operations	575	—
EBITDA Calculation:

	Three Months Ended June 30,
	2007	2006
Earnings from operations	$101,751	$103,590
Depreciation	32,838	9,794
Amortization	40,453	8,647
Inventory step up	448	8,289

EBITDA	$175,490	$130,320

Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in thousands, except per share amounts)

	Six Months Ended June 30, 2007						Six Months Ended June 30, 2006
	GAAP	Adjustments				Adjusted Earnings	GAAP	Adjustments		Adjusted Earnings
Revenues:
Product sales	$1,152,719	—				$1,152,719	$613,140	$—		$613,140
Alliance and development revenue	61,544	—				61,544	65,369	—		65,369
Other revenue	22,065	—				22,065	—	—		—

Total revenues	1,236,328	—				1,236,328	678,509	—		678,509
Costs and expenses:
Cost of sales	580,148	(126,026)	(b),(c),(d)			454,122	205,835	(37,352)	(b),(d)	168,483
Selling, general and administrative	370,229	(17,660)	(c),(d),(f)			352,569	182,460	(29,228)	(d),(g)	153,232
Research and development	126,637	(3,004),	(c)(d)			123,633	74,152	(2,713)	(d)	71,439
Write-off of acquired IPR&D	4,358	(4,358	)(e)			—	—	—		—

Earnings from operations	154,956	151,048				306,004	216,062	69,293		285,355
Interest income	18,755	—				18,755	9,947	—		9,947
Interest expense	83,567	—				83,567	456	—		456
Other income, net	4,826	—				4,826	17,761	(17,000)	(h),(i)	761

Earnings before income taxes and minority interest	94,970	151,048		2,509		248,527	243,314	52,293		295,607
Income tax expense	35,245	36,018	(j)			71,263	84,964	19,070	(j)	104,034
Minority interest	1,911	239		61		2,211	—	—		—

Net earnings from continuing operations	57,814	114,791		2,448	(a)	175,053	158,350	33,223		191,573
Loss from discontinued operations, net of taxes	(897)	897	(h)			—	—	—		—

Net earnings	$56,917	$115,688		$2,448		$175,053	$158,350	$33,223		$191,573

Basic
Earnings per common share — continuing operations	$0.54					$1.64	$1.49			$1.81
Earnings per common share — discontinued operations	$(0.01)					$—	$—			$—
Net earnings per common share — basic	$0.53					$1.64	$1.49			$1.81
Weighted average shares — basic	106,909					106,909	106,009			106,009
Diluted
Earnings per common share — continuing operations	$0.53					$1.62	$1.46			$1.77
Earnings per common share — discontinued operations	$(0.01)					$—	$—			$—
Net earnings per common share — diluted	$0.52					$1.62	$1.46			$1.77
Weighted average shares — diluted	108,124					108,124	108,399			108,399

Summary Of Adjustment Items:

	Six Months Ended June 30,
	2007	2006
(a) Net loss from operations expected to be divested, net of minority interest	(2,448)	—

These businesses are expected to be divested by early 2008. The Company believes adjusting GAAP earnings for these losses will allow investors to better assess our ongoing activities.

(b) Amortization and inventory step up adjustments:
Cost of Sales -
Inventory step up — PLIVA	(32,758)	—
Inventory step up — FEI		(16,083)
PLIVA-related product amortization	(57,236)	—
PLIVA-related intangible asset amortization	—
Barr product amortization	(22,813)	(17,512)

Subtotal cost of sales	(112,807)	(33,595)
Pliva — Selling, general and administrative	(708)	—

Pliva — Research and development	(40)	—

Total	(113,555)	(33,595)

(c) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	(8,707)	—
Selling, general and administrative	(729)	—
Research and development	(267)	—

Total	(9,703)	—

(d) Stock option expense:
Cost of sales	(4,512)	(3,757)
Selling, general and administrative	(8,223)	(6,728)
Research and development	(2,697)	(2,713)

Total	(15,432)	(13,198)

(e) Write off of acquired IPR&D associated with additional PLIVA shares:
	(4,358)	—

(f) Litigation reserve	(8,000)	—

(g) Litigation settelement — Invamed	—	(22,500)

(h) Unrealized gain on venture fund	—	6,700

(i) Foreign currency hedge appreciation	—	10,300

(j) Adjustments to tax expense, including:
Tax impact of adjustments (A) — (I) above.	41,168	19,070
Tax (benefit) from recognition of acquired NOL	(5,150)	—

Total	36,018	19,070

(k) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of discontinued operations
Accounted for as discontinued operations	897	—
EBITDA Calculation:

	Six Months Ended June 30,
	2007	2006
Earnings from operations	$154,956	$216,062
Depreciation	62,847	18,883
Amortization	80,797	17,512
Inventory step up	32,758	16,083

EBITDA	$331,358	$268,540